EXHIBIT 99.4

MAGNUS INTERNATIONAL RESOURCES, INC. DECIDES NOT TO FURTHER EXPLORE
KANGDING PROPERTY AND SIGNS COMPENSATION AGREEMENT WITH TEAM 209

Las Vegas, Nevada – November 2, 2005 - Magnus International Resources, Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) announces that it will not pursue further exploration of its Kangding prospect based on the findings of exploration work conducted under the direction of the Company’s Technical Director, Dr. Paul Taufen. This will allow the Company to focus more of its resources on its core gold exploration projects at Huidong and Mangshi.

The following comprises the Summary and Recommendation section of a report by Dr. Paul Taufen on the Kangding KangMa mining license and Xintaizi prospect:

Gold mineralization at the Kangding KangMa mining license property is characterized by phyllitic metamorphosed shale host rocks that contain isolated auriferous quartz lenses with pyrite. Quartz lenses within phyllite can contain high Au grades exceeding 1 oz Au per metric tonne, and assays from the property can appear to be quite exciting when considered out of the geologic context and host rock setting. Gold mineralization clearly occurs at Kangding, but the highest Au concentrations are associated with very small volumes of ore in the quartz lenses.

The first property visit indicated that there was a reasonably strong probability that Au mineralization would be restricted to very small volumes of rock in pinching quartz lenses within the phyllite host rock and conformable with phyllite foliation. However, it was considered worthwhile to test a possibility that there might be a mineralized shear zone surrounding higher grade, small quartz lenses on the property that might comprise a worthwhile Au ore resource, and that might be consistent with the high-value Au deposits targeted by Magnus International Resources. To pursue this possibility, systematic sampling of tunnel openings and selected cleaned tunnels was completed between August 26 and September 30, 2005. Results from the August - September sampling program have been received as of the date of this report, and are described here. The Kangding KangMa mining license property is characterized by extremely steep, high-relief terrain and very narrow valleys. There is very little flat ground within 2 kilometers of the license where a processing plant might be constructed or where mine tailings could be deposited. Mining in the district takes place typically with small cable-supported carts used to transport ore and equipment between the valley floor and the mine sites on cliff faces and other exposures along the walls of the valley. Correspondence with AMEC has indicated that a Au grade of at least 20 grams per metric tonne Au distributed over coherent and extensive volumes of rock would likely be required to support an underground mining operation at Kangding KangMa. The objective of the August – September exploration sampling program was to identify a coherent, large volume of Au ore containing Au grades high enough to support underground mining.

Considerations impacting potential value at Kangding KangMa are listed here:

1. the style of Au mineralization is characterized by Au in small quartz lenses, a style that is not amenable to bulk mining or large Au reserves pursued by Magnus
2. the terrain is extremely steep and relatively flat terrain is scarce, requiring high Au grades over coherent rock volumes to justify significant mining investment
3. no large, coherent high grade shear zones or other volumes of high grade Au were identified in the 2005 exploration program, although a new mineralized zone was identified
4. a portion of the tunnel openings and tunnels known to contain high grade Au are not located within the KangMa mining license area and property license legal title on adjacent properties is unclear
5. the KangMa property is not now accessible by 4-wheel vehicle, and the access road to the property is subject to annual destruction due to flooding

6. Significant environmental issues at the site detract from overall value. The river draining the property is reported to run black in color during part of the year due to the mine waste deposited in the valley without waste treatment or tailings retention.

The Kangding KangMa mining license property is not recommended for further work by Magnus.

On December 2, 2004 Magnus purchased Kangding Kangma Mining Ltd. (“Kangding” or “Kangding Kangma”), of Sichuan Province, China, which owns a mining license for approximately 3 square kilometers in Sichuan Province known as the Xintaizi mining area (“Xintaizi”).  Magnus and Team 209 had planned to form a new Joint Venture company and apply for all necessary approvals from the Chinese government to begin development of the Xintaizi project.

On December 2, 2004, the Deputy General Manager of the Company’s joint venture company, Mr. Rongjin Yang of Team 209, entered into an agreement, on behalf of Magnus, to purchase Kangding Kangma Mining Ltd. (“Kangding”), of Sichuan Province, China, which owns a mining license for approximately 3 square kilometers in Sichuan Province known as the Xintaizi mining area (“Xintaizi”).  Under the agreement to purchase Kangding, Mr. Yang was to pay, on behalf of Magnus, with funds advanced by Magnus, RMB 2,100,000 (approximately $253,725 US dollars on December 2, 2004) to the vendor.  One million one hundred fifty thousand (1,150,000) RMB has been paid to the vendor, with the remaining RMB 950,000 due on the day the transfer of Kangding Kangma’s equity is successfully registered in the name of Magnus and Team 209 (in proportions of 90% and 10% respectively) and such transfer is effected and approved under Chinese law.  As of October 30, the equity in Kangding Kangma had been successfully transferred to Mr. Rongjin Yang, acting as agent to Magnus.  However, the subsequent transfer of Kangding Kangma to Magnus and Team 209 was significantly delayed.

While experiencing these delays in transferring the equity of Kangding Kagma, the Company conducted some exploration work on the Xintaizi area under the direction of Dr. Paul Taufen.  Dr. Taufen submitted a report in relation to the property to the Company (see the above Kangding Kangma Mining License and Xintaizi Prospect Property Recommendation, October 19, 2005).  As mentioned above, Dr. Taufen’s recommendation was that, while the limited work done by Magnus had enhanced the value of the Mining License, “underground Au grades encountered do not meet the Au grades believed to be required to support a large scale underground mining operation in this setting”.  He subsequently stated “additional exploration work by Magnus is not recommended”.  In July of 2005, the Company rotated its Deputy General Manager with another Team 209 geologist as Deputy General Manager of Long Teng Mining.

The Company approached Team 209 to discuss these findings and the failure of transfer of the property.   Team 209 formally agreed, in an agreement signed October 30, 2005, to assume ongoing ownership and liability for Kangding Kangma and the Xintaizi Mining License, and to compensate Magnus for the failure of transfer and other matters.  Under the compensation agreement (titled, “Compensation for the Failed Transfer of Mining Rights for the Xintaizi Gold Mine in Kangding”, hereinafter the “Compensation Agreement”), Magnus will receive 1,500,000 RMB within 20 days of October 30, 2005.  From the date of execution of the Compensation Agreement, Team 209 assumes all ownership and liability for Kangding Kangma.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China.  Magnus retains a potential earn-in 90% interest in two joint venture companies with its Chinese partner Yunnan Province Nuclear Industry Brigade 209 ("Team 209"): Yunnan Long Teng Mining Ltd. which holds the Huidong property and Yunnan Western Mining Ltd. which holds the Mangshi property.

Huidong is a gold-copper prospect in Sichuan Province northwest of, and on trend with, Southwestern Resources' Boka gold project in Yunnan Province. Southwestern Resources has recently reported a preliminary combined indicated and inferred resource at the Boka project of 5.4 million ounces of gold.

Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties. Infill sampling, trenching, and tunneling are being conducted at Huidong to follow up three highly anomalous gold zones identified by comprehensive soil and rock geochemistry surveys.

The Mangshi property is located within the Luxi Gold Belt, a 40km geological trend in western Yunnan province. Work-to-date has outlined a potentially large gold-mineralized zone with simple geology and near-surface mineralization allowing for the near-term commencement of a 7,500m drilling program. The confirmation of the downward extension of the gold mineralization already outlined at the surface would strongly indicate an emerging model of a potentially large sediment-hosted gold deposit of the “Carlin” type.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.